NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000


Amendment number 1 to Pricing Supplement No. 0106.

Pricing Supplement No. 0106 Dated January 4, 1996         Rule 424(b)(2)
(To Prospectus dated February 24, 1995 and                File number: 33-57533
Prospectus Supplement dated February 28, 1995)


Subordinated Medium-Term Notes, Series D
Due Nine Months or More From Date of Issue

Principal Amount:                                    $  25,000,000.00

Issue Price: (See (1) below)             100.000%    $  25,000,000.00
Commission or Discount:                    2.100%    $     525,000.00
Proceeds to Company:                      97.900%    $  24,475,000.00


Agent:                            Merrill Lynch & Co., as Principal


Original Issue Date:              January 11, 1996
Stated Maturity Date:             February 15, 2011

Cusip #:                          63858S-AH-2

Form:                             Book entry only


Interest Rate:                    6.610% Fixed

Interest Payment Dates:           15th of each month, commencing
                                  February 15, 1996

Discount Note?                                                   No

May the Notes be redeemed by the Company prior to maturity?      Yes   02/15/00

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring February 15, 2000 and each Interest Payment Date occurring in August or February thereafter at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 calendar days prior notice.


May the notes be repaid prior to maturity at the option of
the holder?                                                      No


Interest rates offered by the Company with respect to offerings of medium term notes may differ depending upon, among other things, the aggregate principal amount of the such notes purchased in any single transaction.

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co..